Exhibit 10.22

DISTRIBUTOR AGREEMENT

This DISTRIBUTOR AGREEMENT (the "Agreement") is entered into and effective this 5th  day of May, 2010, by and between COIL TUBING TECHNOLOGY, INC., a Texas Corporation ("CTT") and SUPREME OIL FIELD SERVICES ("DISTRIBUTOR"). CTT and DISTRIBUTOR are sometimes referred to individually as a "Party" and collectively as the "Parties" which terms expressly include CTT’s and DISTRIBUTOR’s respective current and future Affiliates providing the services and goods listed on Exhibit A hereto.  The term “Affiliate”, with respect to any Party, means any entity directly or indirectly controlled by, under common control with, or controlling such Party, whether through ownership of equity interests or otherwise.

R E C I T A L S:

WHEREAS, CTT and DISTRIBUTOR desire that DISTRIBUTOR becomes the DISTRIBUTOR of CTT tools for the South Texas area.

NOW, THEREFORE, CTT and DISTRIBUTOR agree as follows:

Article I
Relationship
1.01        General Relationship and Goals

A.	The DISTRIBUTOR’s Designated Regions for the use of these products is area South and West of Corpus Christi.

B.	Shall include, but not be limited to, the following:

1.
CTT shall train, at its Houston facility, DISTRIBUTOR’s employees and DISTRIBUTOR shall make such employees available for three days of training in the CTT technology.  The cost of such training shall be borne by CTT for training materials and instruction at the training facilities in Houston.

2.	CTT shall provide to DISTRIBUTOR product literature.

3.	CTT will provide engineering and field technical support.

4.	CTT shall remain committed to quality and to the continuous quality improvement to its CTT products, equipment, tools, and technical support;

5.	The management of DISTRIBUTOR and CTT will support the development, growth and success of the preferred DISTRIBUTOR relationship to the extent mutually determined to be appropriate;

6.
CTT shall keep DISTRIBUTOR informed of new technology that is being made available to the market and is related to the Products. However, CTT shall not be under any obligation to disclose to DISTRIBUTOR any such developing technology that is not being offered to the market; and

7.	DISTRIBUTOR and CTT will, in a manner they mutually agree upon, jointly promote and market the Products.

1.02     Term of Agreement

This Agreement shall become effective on May 5th, 2010. Thereafter, this Agreement will automatically renew for successive one-year terms until terminated by either Party as set forth in this Section.  Notwithstanding the above, either Party may terminate this Agreement at any time for any reason upon ninety (90) days prior written notice to the other Party.

Article II
Performance

2.01	Technical Support and Integration

The Parties acknowledge that CTT has the capacity to offer technical support services and that such technical support services are an important aspect of this Agreement.  The Parties agree to use good faith efforts to work with one another so that CTT may provide such technical support services as the parties may mutually agree is beneficial.

2.02     Invoicing and Payment

CTT shall invoice the CUSTOMER separately for its Products, tools and technical support services.

Article III
Expenses

3.01    Expense Agreement

CTT will pay DISTRIBUTOR $5,000.00 per month in expense allowance commencing at agreement date and remaining in effect for the term of this agreement.

Article IV
Compensation

4.01    Compensation Agreement

Commission rate of 25% of rental only revenue billed to the customer in the DISTRIBUTOR’S assigned area will be paid to the DISTRIBUTOR the 15th of the month following close of the previous months billing.

By: /s/ B. Greene

Company Name: Supreme Oil Field Services

Title:_______________________________

Coil Tubing Technology, Inc.

By: /s/ Jerry Swinford

Name: Jerry Swinford

Title: President